Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clarus Corporation:

We consent to the use of our report dated March 6, 2017, with respect to the consolidated balance sheets of Clarus Corporation as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity, cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah
November 17, 2017